Exhibit 99
Contact:
Steven E. Norwitz
410-345-2124
Fax 410-345-4661

T. ROWE PRICE GROUP REPORTS FIRST QUARTER 2003 RESULTS

BALTIMORE (April 25, 2003) – T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2003 first quarter net revenues of nearly $219 million, net income of almost $39 million, and diluted earnings per share of $.31, a decline of 24% from the $.41 reported for last year’s first quarter. The firm reported net revenues of $242 million and net income of $53 million in the comparable 2002 quarter.

Chairman and President George A. Roche previously indicated at the company’s annual meeting on April 10, 2003, that preliminary estimates of first quarter 2003 earnings per share would be approximately 30% lower than last year’s first quarter. The actual results reported today are better due primarily to lower operating expenses which previously were estimated to be flat to modestly up from last year’s period.

The first quarter 2003 results reflect a $24.1 million, or 13%, reduction in advisory revenues on lower assets under management. Total assets under management ended this year’s first quarter at $139.9 billion, down from $140.6 billion at year-end 2002 and $159.8 billion at March 31, 2002. Average mutual fund assets under management were $86.8 billion in the 2003 quarter versus $98.0 billion during the first quarter last year. Mutual fund assets ended March 2003 at $86.9 billion, down only $.3 billion from the beginning of the year but $13.0 billion lower than at March 31, 2002. Assets under management in other investment portfolios were $53.0 billion at March 31, 2003, down from $53.3 billion at year-end 2002 and $59.8 billion at March 31, 2002.

Weakness in stock market valuations that began in early 2000 have continued for three years and resulted in a $2.7 billion decline in assets under management during the first quarter of 2003. However, net cash inflows were quite strong during the quarter, totaling nearly $2.1 billion and offsetting much of the market decline. The T. Rowe Price mutual funds had nearly $1.7 billion of net cash inflows, the highest quarterly net inflow in five years. Stock funds had net investor subscriptions of $881 million and bond and money market funds added an additional $798 million of net inflows. Investors were largely attracted to four funds, adding an aggregate of $855 million to the Equity Income, Mid-Cap Growth, High Yield and Blue Chip Growth funds.

Mr. Roche commented: “We are encouraged by the firm’s relatively strong investment results and net cash inflows into our mutual funds and managed accounts, including our equity funds, during the first quarter. T. Rowe Price funds have continued to perform well relative to their peers, with nearly two-thirds of the U.S. mutual funds garnering a four- or five-star rating from Morningstar, and at least 78% surpassing their Lipper averages for the one-, three-, and five-year periods ended March 31, 2003.”

Administrative revenues increased more than $.8 million from first quarter 2002 to $54.1 million. This increase is primarily attributable to mutual fund services fees and 12b-1 distribution fees from our Advisor class shares, partially offset by a decrease in discount brokerage revenues. The revenue increases were generally offset by similar increases in related operating expenses.

Operating expenses declined $1.6 million from the prior year’s quarter to $154.3 million. The largest expense, compensation and related costs, decreased $2.2 million from the 2002 quarter. Advertising and promotion expenses were $.6 million lower than the first quarter of 2002. “We expect our advertising and promotion expenditures in the second quarter of 2003 to decline modestly from the second quarter 2002. Market conditions in the second half of the year will dictate our spending then,” Mr. Roche commented. Depreciation and amortization of property and equipment decreased $.9 million as lower capital expenditures in recent periods have continued to lower this expense. Occupancy and facility costs were up almost $.7 million primarily due to additional costs arising from the severe winter weather of early 2003 in the Mid-Atlantic region of the United States. Other operating expenses increased $1.4 million, more than half of which is attributable to the distribution of our Advisor class shares.

“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. In April, the firm repaid an additional $11.5 million of its debt.

This followed debt repayments of $11 million and the repurchase of 787,000 common shares for $20 million during the first quarter.

In closing, Mr. Roche said: “With the war in Iraq appearing to be moving to a favorable resolution, and barring an external shock to the system, we believe the remainder of the year should be one of an improving environment for the financial markets and the company. The economy is cyclically poised for recovery and should continue on a slow growth path, inflation should remain contained within acceptable parameters, and we anticipate gains in the equity markets that are more in line with historical trends.”

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income, and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 7 of the company’s Form 10-K Annual Report for 2002. The Form 10-Q report for the period ended March 31, 2003 is expected to be filed by May 2, 2003 with the U.S. Securities and Exchange Commission and will include more complete information on the company’s interim financial results.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per-share amounts)
Three months ended March 31,

	2003	2002

Revenues
Investment advisory fees	$164,389	$188,520
Administrative fees and other income	54,145	53,322
Investment income of savings bank subsidiary	980	455

Total revenues	219,514	242,297
Interest expense on savings bank deposits	796	289

Net revenues	218,718	242,008

Operating expenses
Compensation and related costs	92,147	94,373
Advertising and promotion	16,345	16,911
Depreciation and amortization of property and equipment	11,851	12,751
Occupancy and facility costs	16,521	15,807
Other operating expenses	17,410	16,016

	154,274	155,858

Net operating income	64,444	86,150

Investment loss	1,645	148
Other interest expense	500	796

Net non-operating expense	2,145	944

Income before income taxes and minority interests	62,299	85,206
Provision for income taxes	23,525	32,182

Net income	$38,774	$53,024

Earnings per share
Basic	$.32	$.43

Diluted	$.31	$.41

Dividends declared per share	$.17	$.16

Weighted average shares outstanding	122,442	123,531

Weighted average shares outstanding assuming dilution	125,519	130,188

Investment Advisory Fees (in thousands)
Sponsored U.S. mutual funds
Stock	$89,504	$111,836
Bond and money market	29,283	25,162

	118,787	136,998
Other portfolios	45,602	51,522

Total investment advisory fees	$164,389	$188,520

Condensed Consolidated Cash Flows Information (in thousands)		03/31/2003	03/31/2002

Cash provided by operating activities		$78,386	$87,792
Cash used in investing activities, including $5,287 for additions to property and equipment in 2003		(11,423)	(20,723)
Cash used in financing activities, including debt repayments of $11,000 and share repurchases of $19,963 in 2003		(45,509)	(33,364)

Net increase in cash during quarter		$21,454	$33,705

Assets under management (in billions)	Q1 2003 Avg	03/31/2003	03/31/2002

Sponsored U.S. mutual funds
Stock	$59.7	$59.2	$76.1
Bond and money market	27.1	27.7	23.9

Total	86.8	86.9	100.0
Other portfolios	53.1	53.0	59.8

	$139.9	$139.9	$159.8

Equity securities		$90.0	$116.7
Debt securities		49.9	43.1

		$139.9	$159.8

Condensed Consolidated Balance Sheet Information (in thousands)		03/31/2003	12/31/2002

Cash and cash equivalents		$132,872	$111,418
Accounts receivable		96,211	96,787
Investments in sponsored mutual funds		121,718	123,172
Debt securities held by savings bank subsidiary		98,908	92,908
Property and equipment		208,735	215,590
Goodwill		665,692	665,692
Other assets		59,744	64,866

Total assets		1,383,880	1,370,433
Total liabilities, including debt of $44,965 in 2003		249,970	236,593

Stockholders’ equity, 122,039,544 common shares outstanding in 2003, including net unrealized holding gains of $8,942 in 2003		$1,133,910	$1,133,840